Exhibit 99.1

INVO Reports Fourth Quarter and Full Year 2023 Financial Results

SARASOTA, Fla., April 16, 2024 -- INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a healthcare services fertility company focused on expanding access to advanced treatment worldwide through the establishment and acquisition of fertility clinics, and with the intravaginal culture (“IVC”) procedure enabled by its INVOcell® medical device, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023 and provided a business update.

Q4 2023 Financial Highlights (all metrics compared to Q4 2022 unless otherwise noted)

●	Revenue was $1,381,754, an increase of 397% compared to $278,142.
●	Clinic revenue increased 519% to $1,362,938, compared to $220,253. All reported clinic revenue is derived from the Company’s INVO Center in Atlanta, Georgia, and fertility clinic in Madison, Wisconsin which are consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $1,634,912, an increase of 140% compared to $682,055.
●	Total operating expenses were $2.9 million, a $0.1 million decrease compared to $3.0 million. Included in the Q4 2023 operating expenses were approximately $250,000 pertaining to the definitive merger agreement with NAYA Biosciences, Inc. (“NAYA”) to acquire NAYA in an all-stock transaction.
●	Net loss was $(2.0) million compared to $(2.8) million.
●	Adjusted EBITDA (see table included) was $(1.2) million, including transaction costs related to the potential merger, compared to $(2.2) million in the prior year.

2023 Financial Highlights (all metrics compared to 2022 unless otherwise noted)

●	Revenue was $3,020,575, an increase of 267% compared to $822,196.
●	Clinic revenue increased 366% to $2,862,574, compared to $614,854. All reported clinic revenue is derived from the Company’s INVO Center in Atlanta, Georgia, and fertility clinic in Madison, Wisconsin which are consolidated in the Company’s financial statements.
●	Revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was $4,346,933, an increase of 158% compared to $1,686,705.
●	Total operating expenses were $9.8 million, a $1.6 million decrease compared to $11.4 million.
●	Net loss was $(8.0) million compared to $(10.9) million.
●	Adjusted EBITDA (see table included) was $(5.1) compared to $(8.4) million.

Management Commentary

“We continue to execute on our plan to capture a greater share of the total fertility cycle revenue and profit through the transformation of INVO into an innovative healthcare services company, driven by our existing INVO Centers and recently acquired Wisconsin-based IVF Center,” commented Steve Shum, CEO of INVO. “During 2023, our revenue increased to more than $3.0 million, a 267% increase from the previous year, and included approximately 4.5 months of revenue from our Wisconsin revenue. In total, revenue from all clinics, inclusive of both those accounted for as consolidated and under the equity method, was more than $4.3 million. The growth in revenue has also had a positive impact on our adjusted EBITDA, as we work towards our stated goal of reaching break-even or profitability within our current operations (excluding the potential merger with NAYA) in 2024. With a full year of revenue from our Wisconsin clinic and further expected growth overall, we believe we remain on track to reach that objective. We are excited about our position in the fertility market, and the opportunity we have to make advanced fertility care more accessible and inclusive to people around the world.”

Definitive Merger Agreement

On October 23, 2023, INVO and NAYA, a company dedicated to increasing patient access to breakthrough treatments in oncology and regenerative medicine, jointly announced that they had entered into a definitive merger agreement (the “Merger”) for INVO to acquire NAYA Biosciences in an all-stock transaction. Under the terms of the agreement, NAYA Biosciences’ shareholders will receive 7.3333 shares of INVO for each share of NAYA Biosciences at closing, for a total of approximately 18,150,000 shares of INVO. Following the closing of the Merger, the combined company is expected to operate under the name “NAYA Biosciences.”

As described in greater detail in the Company’s SEC filings and press releases, the Merger remains subject to certain closing conditions including shareholder approval, an interim private financing in INVO at a premium of INVO’s market price at time of financing (“Interim PIPE”) of at least $2 million plus an amount to fund the Company’s fertility operations for twelve months and address the Company’s outstanding payables, and a private offering by the combined company at a target price of $5.00 per common share of INVO. To date, NAYA has provided approximately $805,000 in financing.

“INVO and NAYA remain committed to completing the merger between our two companies, creating a company uniquely positioned in both the fertility and oncology space,” commented Shum. “With the 10-K now on file, we plan to update our Proxy S-4 and schedule the stockholder meeting as soon as possible pending completion of the various closing conditions outlined in the agreement.”

Financial Tables

Included in this press release is a reconciliation of Adjusted EBITDA. All additional financial tables are included in the Company’s 10-K, which can be found on the Company’s website at https://www.invobioscience.com/sec-filings/ or at https://www.sec.gov/.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About INVO Bioscience

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics and the sale and distribution of our technology solution into existing fertility clinics. Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

ADJUSTED EBITDA
	Three Months Ended		Year Ended
	December 31		December 31
	2023	2022	2023	2022

Net loss	$(1,994,782)	$(2,767,035)	$(8,034,612)	$(10,892,511)
Interest expense	74,174	4,097	205,781	7,109
Foreign currency exchange loss	4	541	420	3,463
Stock-based compensation	34,727	83,225	344,386	608,018
Stock option expense	144,804	328,974	1,049,109	1,616,401
Non-cash compensation for services	45,000	45,000	180,000	120,000
Amortization of debt discount	107,869	52,644	720,128	52,644
Loss from debt extinguishment	163,278	-	163,278	-
Impairment on equity method JV	89,794	-	89,794	-
Tax provision	23,035	2,072	27,786	2,872
Depreciation and amortization	141,598	19,940	200,894	77,301
Adjusted EBITDA	$(1,170,499)	$(2,230,542)	$(5,053,036)	$(8,404,703)

Proforma net loss	$(1,994,782)	$(2,403,453)	$(7,123,212)	$(9,208,504)
Interest expense	74,174	4,097	205,781	7,109
Foreign currency exchange loss	4	541	420	3,463
Stock-based compensation	34,727	83,225	344,386	608,018
Stock option expense	144,804	328,974	1,049,109	1,616,401
Non-cash compensation for services	45,000	45,000	180,000	120,000
Loss from debt extinguishment	163,278	-	163,278	-
Impairment on equity method JV	89,794	-	89,794	-
Amortization of debt discount	107,869	52,644	720,128	52,644
Tax provision	23,035	2,072	27,786	2,872
Depreciation and amortization	141,598	19,940	200,894	77,301
Proforma adjusted EBITDA	$(1,170,499)	$(1,866,960)	$(4,141,636)	$(6,720,696)